Exhibit 1

SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2019

Currency	Value Date	Interest %	Maturity Date	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent of millions of U.S. dollars	Amount outstanding in millions of U.S. dollars
U.S. dollars	May 16, 2019	2.250	May 16, 2024	2,500	2,500	2,500
Total					2,500	2,500

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2019

(IN MILLIONS OF U.S. DOLLARS)

Currency	2019	2020	2021	2022	2023	2024 and after	Total
U.S. dollars						2,500	2,500
Total						2,500	2,500

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